Exhibit 10.12

MAGNUM HUNTER RESOURCES CORPORATION

EXECUTIVE CHANGE IN CONTROL

RETENTION AGREEMENT

This Executive Change in Control Retention Agreement (“Agreement”) is entered into by and between Magnum Hunter Resources Corporation, a Delaware corporation (together with any Successor, the “Company”), and                                               (“Executive”). This Agreement is effective as of November 14, 2011 (the “Effective Date”).

RECITAL

The Company desires to enter into this Agreement to facilitate retention of Executive and promote continuity of management by providing Executive with financial security in the event of a Change in Control (as defined below).

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. Where the following words and phrases appear in this Agreement, they have the meanings set forth below, unless their context clearly indicates to the contrary.

(a) “Base Compensation” means the annual rate of base compensation of Executive in effect immediately prior to the Change in Control or on [his or her] termination of employment, whichever is greater.

(b) “Board” means the Board of Directors of the Company.

(c) “Bona Fide Underwriter” means an entity engaged in business as an underwriter of securities that acquires securities of the Company through such entity’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.

(d) “Cause” means any termination of Executive’s employment by reason of Executive’s: (i) willful failure to perform substantially Executive’s duties (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) which failure continues for at least 30 days after written notice of such failure has been given to Executive specifying in detail such failure; (ii) the willful engaging by Executive in conduct that is demonstrably and materially injurious to the Company and its affiliates taken as a whole, monetarily or otherwise; or (iii) conviction of a felony. For purposes of clauses (i) and (ii) of this definition, no act or failure to act, on behalf of Executive’s part, shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s act, or failure to act, was in the best interests of the Company.

(e) “Change in Control” has the meaning set forth in Section 2.1 of this Agreement.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means the Compensation Committee of the Board, or, if no Compensation Committee exists, the Board.

(h) “Continuity Directors” mean any individuals who are members of the Board as of the Effective Date, and any individual who subsequently becomes a member of the Board whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Continuity Directors (either by specific vote or by approval of the Company’s proxy statement in which such individual is named as a nominee for director without objection to such nomination); provided, however, that any individual whose initial assumption of office occurs as a result of an actual or threatened election contest, other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, a default on any financial instrument, a default on any dividends or any stock exchange or stock market listing requirements or any similar requirements will, in each such case, not be considered a Continuity Director.

(i) “Good Reason” for termination by Executive of Executive’s employment means the occurrence (without Executive’s express written consent) upon a Change in Control or within 24 months following a Change in Control of any one of the following acts by the Company:

(i) a material reduction in Executive’s annual base salary as in effect immediately prior to the Change in Control or as the same may be increased from time to time thereafter;

(ii) a material diminution in Executive’s annual Targeted Bonus opportunity, which would include, but not be limited to, the following:

(1) a material reduction in the maximum Targeted Bonus attainable from one year to the next;

(2) a material change to the criteria that must be met to achieve the maximum Targeted Bonus that is not correlated to anticipated Company or individual performance;

(3) a material change to the terms and conditions associated with payment of the maximum Targeted Bonus;

(iii) a material diminution in the authority, duties or responsibilities of Executive as in effect immediately prior to the Change in Control;

(iv) a material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report, including a requirement that Executive report to a corporate officer or employee instead of reporting directly to the Board if Executive reported to the Board at the time of the Change in Control;

(v) a requirement that Executive transfer to a work location that is more than 30 miles from Executive’s principal work location immediately prior to the Change in Control; or

(vi) any other act specified as Good Reason in an employment agreement between Executive and the Company.

(j) “Health Benefit Coverage” means coverage under each group health plan (including, but not limited to, medical, dental, and vision benefits) sponsored or contributed to by the Company or its affiliates (or following the Change in Control, by an affiliate of the Company that employs Executive) for its similarly situated active employees.

(k) “Involuntary Termination” means (i) any termination of Executive’s employment by the Company other than for Cause on or within 24 months following a Change in Control and (ii) any termination of Executive’s employment by Executive on or within 24 months following a Change in Control for Good Reason. In order for a termination by Executive to be for Good Reason, Executive must first give written notice to the Company in writing of the Good Reason event within 45 days from the date that Executive first had actual knowledge of the existence of the Good Reason event, and the Company will then have 30 days from its receipt of the notice to remedy the event. If the Company fails to timely remedy the event, Executive may terminate [his or her] employment for Good Reason in the 10-day period following the Company’s failure to remedy the event. An Involuntary Termination by Executive for Good Reason will be deemed to be within the 24 months following a Change in Control if the initial existence of the Good Reason event occurred within 24 months following a Change in Control. Notwithstanding the foregoing, an Involuntary Termination will not be considered to occur unless the termination results in a “separation from service” within the meaning of Code section 409A.

(l) “Outstanding Securities” are those outstanding securities ordinarily having the right to vote at elections of directors.

(m) “Release” means a general release from Executive in the form of Attachment A to this Agreement with such modifications as are reasonably necessary to comply with law upon advice from outside counsel.

(n) “Successor” means any individual, entity, group, or other person (as such term is used in Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934), other than the Company, any “affiliate” (as defined below) or any benefit plan(s) sponsored by the Company or any affiliate, that succeeds to, or has the practical ability to control (either immediately or solely with the passage of time), the Company’s business directly, by merger, consolidation or other form of business combination, or indirectly, by purchase of the Company’s Outstanding Securities or all or substantially all of its assets or otherwise. For this purpose, an “affiliate” is (i) any corporation at least a majority of whose Outstanding Securities are owned directly or indirectly by the Company or (ii) any other form of business entity in which the Company, by virtue of a direct or indirect ownership interest, has the right to elect a majority of the members of such entity’s governing body.

(o) “Targeted Bonus” means the maximum bonus opportunity established by the Committee or, if the Committee has not established Executive’s bonus opportunity for the year in which Executive’s Involuntary Termination occurs, 100% of Executive’s Base Compensation for that year.

1.2 Headings. The headings of Articles and Sections are included solely for convenience. If there is any conflict between the headings and the text of the Agreement, the text will control.

ARTICLE 2

CHANGE IN CONTROL

2.1 Occurrence of a Change in Control. A “Change in Control” will be deemed to have occurred if an event described in any one of the following paragraphs has occurred:

(a) the sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to any Successor;

(b) the approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

(c) any Successor other than a Bona Fide Underwriter becomes the beneficial owner, directly or indirectly, of (i) 20% or more, but less than 50%, of the combined voting power of the Company’s Outstanding Securities, unless the transaction resulting in such ownership has been approved in advance by the Continuity Directors, or (ii) 50% or more of the combined voting power of the Company’s Outstanding Securities (regardless of any approval by the Continuity Directors);

(d) a merger or consolidation to which the Company is a party (a “Transaction”) if the Company’s stockholders immediately prior to the effective date of the Transaction have beneficial ownership of securities of the surviving corporation immediately following the effective date of the Transaction representing (i) 50% or more, but not more than 80%, of the combined voting power of the surviving corporation’s then Outstanding Securities, unless the Transaction has been approved in advance by the Continuity Directors, or (ii) less than 50% of the combined voting power of the surviving corporation’s then Outstanding Securities (regardless of any approval by the Continuity Directors); or

(e) the Continuity Directors cease for any reason to constitute at least 50% or more of the Board.

2.2 Accelerated Vesting. Notwithstanding the terms of the Magnum Hunter Resources Corporation Stock Incentive Plan, any similar plan maintained by the Company, or any applicable award agreements, upon a Change in Control all outstanding unvested stock options, stock appreciation rights, and any other equity-based compensation awards granted to Executive will become fully vested and any restrictions thereon will lapse immediately prior to the Change in Control. If an award specifies any performance standard, objective, or goal, either for the Company or Executive, that has not been satisfied immediately prior to the Change in Control, the performance standard, objective, or goal will be deemed to have been met at 100%.

ARTICLE 3

SEVERANCE FOLLOWING A CHANGE IN CONTROL

3.1 Severance Benefits Following a Change in Control. Subject to all other provisions of this Agreement, if Executive incurs an Involuntary Termination, then on the date that [his or her] Release becomes irrevocable, Executive will become entitled to the following severance benefits:

[If an Executive is the chief executive officer, a division president, an executive vice president, or a senior vice president, use the following language.]

(a)	2 times [his or her] Base Compensation;

(b)	2 times [his or her] Targeted Bonus; and

(c)	24 months of Health Benefit Coverage for Executive and Executive’s dependents.

[If an Executive is a vice president or assistant vice president, use the following language.]

(a)	1.5 times [his or her] Base Compensation;

(b)	1.5 times [his or her] Targeted Bonus; and

(c)	18 months of Health Benefit Coverage for Executive and Executive’s dependents.

If Executive receives a promotion to the level of senior vice president or higher prior to a Change in Control, Executive’s severance benefits will be increased to the following levels:

(d)	2 times [his or her] Base Compensation;

(e)	2 times [his or her] Targeted Bonus; and

(f)	24 months of Health Benefit Coverage for Executive and Executive’s dependents.

3.2 Payment of Cash Severance Benefits. Payment of the severance benefits based on Executive’s Base Compensation and Targeted Bonus will be made in a lump sum, in cash, 60 days following the date of Executive’s Involuntary Termination.

3.3 Health Benefit Coverage. The Health Benefit Coverage available for Executive and, where applicable, [his or her] eligible dependents will be provided in accordance with the following:

(a) Health Benefit Coverage will be at a cost to Executive that is equal to the cost for an active employee for similar coverage. The Company’s contribution towards Executive’s Health Benefit Coverage following [his or her] Involuntary Termination will be reported as taxable income to Executive.

(b) Except as provided in Section 3.4, Health Benefit Coverage will be in lieu of continuation coverage available pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA).

(c) Executive will be permitted to enroll or drop dependents from Health Benefit Coverage under the same circumstances as an active employee.

(d) If Health Benefit Coverage is not available under a Company-sponsored plan, Executive will receive a cash payment each month for the remainder of the Health Benefit Coverage period in an amount that the Company was contributing towards the cost of coverage for Executive and Executive’s dependents immediately prior to the unavailability of Health Benefit Coverage.

(e) Health Benefit Coverage will end upon Executive’s subsequent eligibility for and satisfaction of any waiting periods under another employer’s health benefit plans that provide coverage substantially similar to the coverage provided to Executive immediately prior to a Change in Control. Executive must promptly report [his or her] eligibility for another employer’s health benefit plan to the Committee or its designee.

3.4 Release. The Company will furnish Executive with the Release immediately following Executive’s Involuntary Termination that specifies the time period that Executive will have to review the Release and that will become irrevocable seven days following Executive’s execution of the Release. Executive’s execution of the Release is a condition to the receipt of any severance payments or benefits under this Agreement; provided, however, that Executive will receive Health Benefit Coverage for Executive and Executive’s dependents from the date of Executive’s Involuntary Termination through the date that the Release becomes irrevocable. If Executive executes the Release and it becomes irrevocable, Health Benefit Coverage provided during the Release review period will be considered part of the benefit provided under Section 3.1. If Executive does not execute the Release or revokes an executed Release, Executive will not be required to reimburse the Company for Health Benefit Coverage during the Release review period. If Executive does not execute the Release within the time period specified in the Release, [he or she] will be deemed to have waived [his or her] entitlement to any payment or benefit under the Agreement.

3.5 Code Section 280G Safe Harbor. Except as otherwise specified in an agreement between Executive and the Company, if any payment, distribution or provision of a benefit to Executive pursuant to the terms of this Agreement, when aggregated with any other payment, distribution or provision of a benefit to or on behalf of Executive outside of this Agreement, would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to that excise tax (the excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), the Company will reduce the payments and benefits to Executive to the minimum extent necessary so that no part of the payments or benefits received under this Agreement will be subject to the Excise Tax. The Company will, in good faith, make the determination as to whether any reduction in the amount of the payments and benefits provided under this Agreement is necessary. Reductions will be made only if Executive’s net after-tax benefit after all reductions will exceed Executive’s net after-tax benefit if those reductions were not made. Nothing in this Agreement requires the Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.

[Section 3.6 will only be included if Executive has an employment agreement with the Company or an affiliate and may need to be modified based on specific contract terms.]

3.6 Coordination with Other Arrangements. Executive is a party to an employment agreement with the Company dated May 22, 2009 (the “Employment Agreement”). This Agreement is not intended to diminish Executive’s rights under the Employment Agreement. If Executive becomes entitled to the payments and benefits described in Section 3.1 of this Agreement, Executive agrees to waive [his or her] right to the payments described in [Section 5.3] of the Employment Agreement.

ARTICLE 4

GENERAL PROVISIONS

4.1 Term. This Agreement is effective as of the Effective Date and will continue in full force and effect until 24 months following a Change in Control if Executive does not experience an Involuntary Termination or, if Executive experiences an Involuntary Termination, upon the satisfaction of the parties’ obligations under this Agreement. Notwithstanding the foregoing, the parties intend that the covenants contained in the Release will survive indefinitely.

4.2 Amendment. This Agreement may only be amended with the written consent of the parties.

4.3 No Contract of Employment. This Agreement may not be deemed to be a contract of employment between the Company and Executive or to be consideration for the employment of Executive. Nothing in the Agreement may be deemed to give Executive the right to be retained in the employ of the Company or to restrict the right of the Company to discharge Executive at any time nor may the Agreement be deemed to give the Company the right to require Executive to remain in the employ of the Company or to restrict Executive’s right to terminate [his or her] employment at any time.

4.4 Severability. Any provision in this Agreement that is prohibited or unenforceable in any jurisdiction by reason of applicable law will, as to that jurisdiction, be ineffective only to the extent of the prohibition or unenforceability without invalidating or affecting the remaining provisions of the Agreement, and any prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable that provision in any other jurisdiction.

4.5 Nonalienation. Executive may not pledge, hypothecate, anticipate or assign benefits or rights under this Agreement, except by will or the laws of descent and distribution.

4.6 Effect of Agreement. [Except as provided in Section 3.6,] this Agreement is intended to supersede all prior oral or written policies of the Company and all prior oral or written communications to Executive with respect to its subject matter, and all prior policies or communications are hereby null and void and of no further force and effect. Further, this Agreement will be binding upon the Company and any Successor of the Company, by merger or otherwise, and will inure to the benefit of and be enforceable by Executive and [his or her] representatives, heirs, and estate.

4.7 Taxes. The Company or its successor may withhold from any amounts payable to Executive under this Agreement those federal, state or local taxes required to be withheld pursuant to any applicable law or regulation.

4.8 Notice. Any notice required under this Agreement must be provided in writing and delivered via one of the following methods: (a) personally; (b) sent by registered or certified mail, return receipt requested; or (c) by a nationally recognized overnight courier that provides delivery confirmation. Notice from Executive to the Company should be addressed to the attention of the Company’s General Counsel at 777 Post Oak Blvd., Suite 650, Houston, Texas 77056. Notice from the Company to Executive will be provided personally to Executive or sent to Executive’s home address specified by Executive below [his or her] signature to this Agreement. Each party must notify the other of any change in address. Notice will be deemed to be given on the date of personal delivery or the delivery date specified on a return receipt or other delivery confirmation.

4.9 Governing Law. This Agreement will be interpreted and construed in accordance with the laws of the State of Texas without regard to conflict of laws principles, except to the extent preempted by federal law.

4.10 Disputes.

(a) The Company will promptly advance, to the extent permitted by law, all legal fees and expenses that Executive may reasonably incur in connection with any dispute regarding the terms, validity, or enforceability of this Agreement or the Release that is initiated by the Company, Executive, or others. Executive will refund the Company the amount of any advances to the extent there is a final determination by a court or arbitrator that the advances relate to claims brought or defenses asserted by Executive against the Company with respect to this Agreement or the Release that are determined to have been made or asserted by Executive in bad faith or without a reasonable basis therefor.

(b) If payment of any amount under this Agreement is delayed because of a pending dispute and the Company is ultimately required to pay that amount, the Company will pay that amount with interest at three percentage points above the interest rate shown as the Prime Rate in the Money Rates column in the then most recently published edition of The Wall Street Journal (Southwest Edition) or, if the Prime Rate is not published by The Wall Street Journal at the time of payment, a comparable index rate published by a similar publication; provided, that the rate of interest may not exceed the maximum rate of interest allowed by applicable law.

4.11 Section 409A. The amounts payable pursuant to this Agreement are intended to comply with the short-term deferral exception and/or separation pay exception to Code section 409A. To the extent that Executive is a “specified employee” within the meaning of the Treasury Regulations issued pursuant to Code section 409A as of Executive’s Involuntary Termination, no amount that constitutes a deferral of compensation subject to Code section 409A that is payable on account of Executive’s separation from service will be paid to Executive before the first day of the seventh month after Executive’s Involuntary Termination or, if earlier, the date of Executive’s death following Involuntary Termination. All such amounts that are delayed by operation of this Section will be accumulated and paid at the end of the delay period. No interest will be paid by the Company with respect to any such delayed payments. For purposes of Code Section 409A, each payment or amount due under this Agreement will be considered a separate payment, and Executive’s entitlement to a series of payments under this Agreement is to be treated as an entitlement to a series of separate payments.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

MAGNUM HUNTER RESOURCES CORPORATION, a Delaware corporation

By:		Date:

[Joe L. McClaugherty, Chairman,
Compensation and Nominating Committee]

EXECUTIVE

Date:

Address for Notification to Executive:

ATTACHMENT A

RELEASE AND WAIVER

This Release and Waiver (“Release and Waiver”) is made as of the          day of             , 20     (the “Effective Date”), by and between Magnum Hunter Resources Corporation (the “Company”), a Delaware corporation, and                                          (“you”). This Release and Waiver confirms that your employment with the Company terminated effective as of             , 20    . You have been or will be paid by the Company through your last day of employment and will have no further duties or responsibilities thereafter. In exchange for your agreement to the terms of this Release and Waiver, the Company will provide you with the benefits described in the Executive Change in Control Retention Agreement (the “Agreement”), in accordance with the terms and conditions of the Agreement (less applicable withholding for taxes and other lawful deductions). These benefits are referred to in this Release and Waiver as the “Severance Benefits” and are subject to the terms of the Agreement.

As used in this Release and Waiver, the “MHR Releasees” means the Company and its parents, subsidiaries, insurers, related and/or affiliated entities, predecessors, successors, and assigns of any of these entities, and the past, present, and future officers, directors, employees, shareholders, trustees, representatives and agents of any of them, whether in their individual or official capacities.

As used in this Release and Waiver, “you” means you and anyone who has, may have, or will have any legal rights or claims through you. This includes, but is not limited to, your spouse, heirs, assigns, agents, executors, administrators, and legal representatives.

In entering into this Release and Waiver, you hereby acknowledge and agree as follows:

1. General Release and Waiver. In exchange for the Severance Benefits, you agree and hereby waive and release all rights, claims, and causes of action, if any, you may have against the MHR Releasees, of whatever nature, at common law, statutory or otherwise, related to your employment, the termination of your employment, or any purportedly unlawful employment practice accruing from any time in the past to the date hereof. This general release applies to and includes, among other things:

(a) any claims for age discrimination that could be brought under the Age Discrimination in Employment Act of 1967, as amended;

(b) any claims brought by any other person or class action under which you may have a right or benefit, and you agree that, in the event that any such claims are brought, you will not accept any proceeds or compensation obtained by the parties asserting such claims;

(c) any purported rights you may have under any employment-related policies of, or agreements with, the MHR Releasees other than this Release and Waiver;

(d) any claims arising under any federal, state or local statute, ordinance, rule, regulation or common-law principle that relates to an individual’s employment, termination of employment, or employment practices or conditions, including but not limited to:

(i) Title VII of the Civil Rights Act of 1964, as amended,

(ii) the Civil Rights Act of 1866 and 1871 (42 U.S.C. section 1981), as amended,

(iii) the National Labor Relations Act, as amended,

(iv) the Family and Medical Leave Act of 1993, as amended,

(v) the Employee Retirement Income Security Act of 1974, as amended,

(vi) the Americans with Disabilities Act of 1990, as amended,

(vii) the Rehabilitation Act of 1973, as amended,

(viii) the Occupational Safety and Health Act, as amended,

(ix) the Immigration Reform Control Act, as amended,

(x) the Civil Rights Act of 1991, as amended,

(xi) the anti-discrimination, employment, wage and hour, or corporation laws of any state or municipality, and

(xii) any claims under any express or implied contract or any rights purported to exist under any common law principle.

All claims listed above are collectively referred to as the “Released Claims.” This general release does not include:

(i) any rights you have under an employee pension plan, whether defined benefit or defined contribution, according to the terms and conditions of such plan;

(ii) any rights you have under the Magnum Hunter Resources Corporation Stock Incentive Plan, any similar plan maintained by the Company, or any applicable award agreements;

(iii) any rights to continuation coverage under the Consolidated Omnibus Budget Reconciliation Act;

(iv) any claims that controlling law expressly provides may be not be waived or released by settlement;

(v) any claims that may arise after the date this Release and Waiver is signed;

(vi) any rights to indemnification, reimbursement, advancement of expenses or directors’ and officers’ liability insurance coverage or similar rights under the certificate of incorporation and bylaws (or corresponding documents) of the Company or any affiliate, any contract between the Company or an affiliate and you, or any merger, acquisition or similar agreement to which the Company or an affiliate is a party;

(vii) any claims or rights you have under an employment agreement with the Company;

(viii) any claim to enforce the terms of this Release and Waiver; or

(ix) any claim to enforce the terms of the Agreement.

Nothing in this Release and Waiver may prevent you from filing any claim that cannot be waived by law, including a challenge to the validity of this Release and Waiver, with the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”) or comparable state or local agency, or participating in any investigation or proceeding conducted by the EEOC, NLRB or comparable state or local agency; however, you understand and agree that you are waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC, NLRB or comparable state or local agency proceeding or subsequent legal actions.

2. Waiver of COBRA Coverage. By accepting Health Benefit Coverage under the Agreement, you agree to waive your rights to coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA). If you accept COBRA coverage during the COBRA election period, you will waive the Health Benefit Coverage under the Agreement.

3. No Assignment. You represent that you have made no assignment, sale, delivery, transfer or conveyance of any rights you have asserted or may have against the MHR Releasees with respect to any of the Released Claims.

4. Adequate Consideration. You acknowledge and agree that the amounts being paid to you and the benefits being provided to you pursuant to this Release and Waiver are not amounts and benefits to which you are otherwise entitled and are being paid and provided to you solely in exchange for your entry into this Release and Waiver.

5. No Disparagement. You agree to refrain from making public or private comments relating to any of the MHR Releasees that are derogatory or which may tend to injure an MHR Releasee in its or their business, public or private affairs. This is not intended, and should not be construed to (i) inhibit or limit your ability to cooperate with any investigation conducted by a governmental or regulatory agency or official, including by providing information, causing information to be provided, or otherwise assisting in an investigation by such governmental or regulatory agency or official regarding conduct that you reasonably believe constitutes a violation of state or federal law; (ii) inhibit or limit your right to conduct a reasonable and good faith defense of any litigation or other claims that might be asserted against you; (iii) inhibit or limit your ability to respond to a subpoena or other lawful order compelling you to provide testimony or information; or (iv) inhibit or limit your ability to file, cause to be filed, testify, participate in or otherwise assist in a proceeding filed or about to be filed relating to an alleged violation of federal securities laws or regulations or any other federal law relating to fraud against shareholders (excepting any proceeding purporting to assert any claims on your behalf that have been released by the terms of this Release and Waiver).

6. Confidentiality. By entering into this Release and Waiver, you agree and affirm that you will not disclose any confidential, proprietary, financial, or technical data that you developed, assisted in developing, accumulated, interpreted, or that in any way became known to you while working for the Company, except as may be provided in this Release and Waiver. You also agree that you will not disclose any trade secrets that you developed, assisted in developing, accumulated, interpreted, or that in any way became known to you while working for the Company. The restrictions on disclosure in this Section will not apply to any confidential, proprietary, financial or technical data or trade secrets to the extent such data and trade secrets are (a) in the public domain other than as a result of your breach of this Section; (b) available to you from a third party source unless you know that such source would be violating an agreement with the Company in providing such data or trade secrets to you; (c) independently developed by you without use of the data and trade secrets that became known to you while working for the Company; or (d) required to be disclosed by applicable law, stock exchange rule or legislative, administrative or judicial process.

7. Entire Agreement; No Third Party Beneficiaries. This Release and Waiver expresses the entire agreement between the Company and you relating to your termination of employment and the matters contained in this Release and Waiver. You agree that no one has made any representations or promises to induce you to enter into this Release and Waiver, except as set forth herein. This Release and Waiver is not intended to confer upon any person other than the Parties any rights or remedies hereunder.

8. Review. You understand and agree that promises made in this Release and Waiver, including the general release, are voluntary, and that the Release and Waiver provides you with consideration in addition to anything to which you are otherwise entitled. You have [21 or 45] days to review this Release and Waiver and, if during that time period you sign the Release and Waiver, then you have seven days following the date you sign the Release and Waiver to revoke your acceptance of it. If you decide to revoke the Release and Waiver, notice should be sent to the attention of the Company’s general counsel at 777 Post Oak Blvd., Suite 650, Houston, Texas 77056. If you do not accept this Release and Waiver or if you revoke the Release and Waiver, then you will not receive the Severance Benefits. The Severance Benefits are not due and payable until the expiration of the seven-day revocation period and are only due if the Release and Waiver is not revoked by you during that time. If you revoke your acceptance of the Release and Waiver during the revocation period described above, then this Release and Waiver shall become null and void.

9. Health Benefit Coverage During Review Period. Notwithstanding anything in this Release and Waiver to the contrary, you will receive Health Benefit Coverage (as defined under the Agreement) for you and your dependents from the date of your Involuntary Termination through the date that this Release and Waiver becomes irrevocable as described in Section 8 above. If you do not execute this Release and Waiver or revoke it as described in Section 8 above, you will not be required to reimburse the Company for Health Benefit Coverage during the review period.

10. Return of Property. You agree to return promptly to the Company all Company property including, for example but without limitation, building keys, access card, company phone, company laptop, and any papers, memoranda, reports, or other documents received or developed by you during your employment.

11. Breach by Executive. In the event of a breach or threatened breach by you of any of the provisions of this Release and Waiver, you consent and agree that the Company will be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against the breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief will be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

12. Reformation; Severability. If, for any reason whatsoever, any one or more of the provisions of this Release and Waiver is held or deemed to be inoperative, unenforceable, or invalid by a court of competent jurisdiction, it will be reformed to reflect the intent of the parties. If reformation is deemed impossible, the offending provisions will be severed and the remaining paragraphs and clauses will be enforced with the intent of this Release and Waiver preserved. Furthermore, these circumstances will not have the effect of rendering such a provision invalid in any other case.

13. Controlling Law. The law of Texas governs the validity and interpretation of this Release and Waiver insofar as federal law does not control.

14. Attorney Consultation. You are hereby advised in writing to consult with an attorney prior to executing this Release and Waiver, and you acknowledge that you have adequate opportunity to do so.

15. Knowing Waiver and Release. You acknowledge and agree that this Release and Waiver is written in a manner calculated to be understood by you and that you fully understand the terms and conditions of this Release and Waiver. You are not obligated to sign this Release and Waiver, and refusal to do so will not jeopardize your right to any benefits to which you are already entitled. You hereby agree and acknowledge that this Release and Waiver is a knowing and voluntary waiver of any Released Claims you have or may have had against any of the MHR Releasees for anything that occurred up until the date that this Release and Waiver is executed.

IN WITNESS WHEREOF, the parties hereto have executed this Release and Waiver.

MAGNUM HUNTER RESOURCES CORPORATION, a Delaware corporation

By:		Date:

[Joe L. McClaugherty, Chairman,
Compensation and Nominating Committee]

EXECUTIVE

Date:

Exhibit 10.12.1

MAGNUM HUNTER RESOURCES CORPORATION

AMENDMENT TO EXECUTIVE

CHANGE IN CONTROL RETENTION AGREEMENT

Magnum Hunter Resources Corporation, a Delaware corporation (the “Company”) and                                          (“Executive”) entered into an Executive Change in Control Retention Agreement effective November 14, 2011 (the “Agreement”). The parties are entering into this Amendment to clarify the definition of “Company” in the Agreement and to further define how Executive’s Targeted Bonus will be calculated under the Agreement.

FIRST: The preamble of the Agreement is hereby amended by restatement in its entirety as follows:

This Executive Change in Control Retention Agreement (“Agreement”) is entered into by and between Magnum Hunter Resources Corporation, a Delaware corporation (the “Company,” which term will include any Successor as the context requires), and                                          (“Executive”). This Agreement is effective as of November 14, 2011 (the “Effective Date”).

SECOND: Section 1.1(o) of the Agreement is hereby amended by restatement in its entirety as follows:

“Targeted Bonus” means the highest of (i) the maximum bonus opportunity established by the Committee for Executive or, if the Committee has not established Executive’s bonus opportunity for the year in which Executive’s Involuntary Termination occurs, 100% of Executive’s Base Compensation, (ii) the maximum bonus opportunity established by the Committee for Executive for the immediately preceding year, or (iii) the maximum bonus opportunity established by the Committee for Executive immediately prior to the Change in Control.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of November 14th, 2011.

MAGNUM HUNTER RESOURCES CORPORATION

By:

Joe L. McClaugherty, Chairman,
Compensation Committee

EXECUTIVE